Exhibit 10.1

December 20, 2016

Terry Novak
6122 Pine Chapel Drive
Charlotte, NC 28273

Re: Resignation and Release Agreement

Dear Terry:

This Resignation and Release Agreement ("Agreement") sets forth our agreement concerning your resignation of employment with Pernix Therapeutics Holdings, Inc. ("Pernix" or the "Company") and contains the terms of your separation. PLEASE READ THIS AGREEMENT CAREFULLLY. BY SIGNING THIS AGREEMENT, YOU ARE RELINQUISHING AND WAIVING IMPORTANT LEGAL RIGHTS. AS EXPLAINED IN THIS AGREEMENT, YOU HAVE TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT, ARE URGED TO REVIEW IT WITH COUNSEL OF YOUR CHOICE, AND HAVE SEVEN (7) CALENDAR DAYS TO REVOKE THIS AGREEMENT AFTER YOU SIGN IT, AFTER WHICH THE OBLIGATIONS BECOME FINAL AND BINDING.

Based on the foregoing, and in consideration of the covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and Pernix agree as follows:

1. Pernix has accepted your voluntary resignation, effective July 22, 2016 (the "Separation Date").

2. Provided that you execute and deliver this Agreement in a timely manner and do not exercise your right to revoke it during the Revocation Period (defined below), Pernix will provide you with four (4) months of your regular monthly salary, at a semi-monthly amount of $18,786.77, less all applicable taxes, withholdings and deductions ("Severance Payments"). Pernix will commence the first Severance Payment in the next regular semi-monthly payroll payment date that is administratively feasible following your delivery of the Agreement and the expiration of the Revocation Period. The Severance Payments shall be in equal installments and paid on the Company's regular payroll dates through the duration of the four month severance period.

3. You represent, warrant and acknowledge that you have been paid and/or received all compensation, wages, bonuses, commissions, vacation and/or benefits to which you may be entitled and that no other compensation, wages, bonuses, commissions, expense reimbursement and/or benefits are due to you, except as provided herein.

4. (a) In exchange for the Severance Payments, you, your spouse, your heirs and your personal representatives hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE AND WAIVE ALL CLAIMS against Pernix, including its present or former subsidiaries, parents, divisions, affiliates, successors, assigns, and each of their representatives, agents, administrators, fiduciaries, shareholders, members, officers, directors, attorneys and employees (collectively, including Pernix, the "Releasees"), and release and discharge the Releasees, or any one of them, from liability for any claims or damages you may have against it or them as of the date of this Agreement, whether known or unknown, including, but not limited to, any alleged violation of the Age Discrimination in Employment Act, as amended ("ADEA"); the Older Workers Benefit Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the Genetic Information Nondiscrimination Act of 2008; the New Jersey Law Against Discrimination; the New Jersey Domestic Partnership Act; the New Jersey Civil Union Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey False Claims Act; the New Jersey Smokers' Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act; the retaliation provisions of the New Jersey Workers' Compensation Law; the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, the North Carolina Equal Employment Practices Act; and any personal gain with respect to any claim arising under the Federal False Claims Act (and including any and all amendments to the above) and/or any other alleged violation of any federal, state, local, or other law, regulation or ordinance, and/or contract or implied contract or tort law or common law or public policy or whistleblower claim, having any relation whatsoever to your employment by and the termination of your employment with Pernix or any Releasee including, but not limited to, any claim for wrongful or constructive discharge; back pay; vacation pay; sick pay; wage, commission or bonus payments; equity grants; attorneys' fees; costs, and/or loss of future wages.

You understand and acknowledge that this Release is intended to be as broad as legally permissible and applies to both employment-related and non-employment-related claims up to the Effective Date of this Agreement. This paragraph does not release or waive any claims or rights that, as a matter of law, cannot be waived.

(b) You represent and warrant that you have no knowledge of any work-related injury or illness incurred while working for Pernix, that you have not filed a claim or an application for benefits under any workers' compensation law, that you do not have any such claim, and that you do not intend to make a workers' compensation claim or file an application for workers' compensation benefits.

(c) You represent and warrant that the Severance Payments are sufficient consideration for the release of claims in this Section 4.

5. You agree that by entering into this Agreement, Pernix and the Releasees do not admit any violation of law and specifically deny committing any such violation.

6. To the extent permitted by law, you represent and warrant that you are not aware of any proceeding that is pending before any court, administrative agency, governmental authority, regulatory agency or other regulatory authority that is based on, refers to, relates to or arises out of any claims or disagreement you may have had against, or believe you have had, with respect to your employment with Pernix or matters related thereto. If you have already filed a charge or claim with any federal, state or local agency, you are not required to dismiss that charge or claim to be eligible for the additional consideration offered by Pernix.

You nonetheless warrant and represent, to the maximum extent permitted by law, that you have not filed any complaint, charge or proceeding of any type with any court, administrative agency, governmental authority, quasi-governmental authority or otherwise, based on, referring to or arising out of any occurrence or event that predates the execution of this Agreement and/or relating to your employment with any Releasee and/or the conclusion of that employment; provided, however, that nothing in this Agreement will prevent you from filing any action to enforce this Agreement. Furthermore, nothing in the Agreement shall affect your right to file a charge or complaint with the Equal Employment Opportunity Commission ("EEOC") or a similar state or local agency ("Employment Agency") or the National Labor Relations Board ("NLRB") or to participate or cooperate in such a matter; provided, however, that you agree and acknowledge that you are not entitled to, and explicitly relinquish and waive any claim or entitlement to any monetary or personal recovery or benefit in connection with any charge or proceeding involving you and an Employment Agency or the NLRB. Further, you agree that you will not testify, assist or participate (except in response to judicial, regulatory or administrative order or subpoena, court order or other legal process or as otherwise required, and not merely permitted, by law) in any lawsuit, administrative action, or any judicial, regulatory or administrative proceeding or investigation brought against any Releasee. The parties agree that certain matters in which you have been involved during your employment may necessitate your cooperation with Pernix in the future. Accordingly, you shall cooperate with Pernix in connection with matters arising out of your service to the Company, including internal investigations. You agree that, to the extent permitted by law, you will promptly notify Pernix if (i) you learn that a complaint, charge, action, investigation or proceeding has been filed against any Releasee, or (ii) you receive a notice or subpoena to testify, assist or participate in any lawsuit, administrative action, or any judicial, regulatory or administrative proceeding or investigation brought against any Releasee. Notwithstanding anything to the contrary herein, you understand that nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.

7. You acknowledge that prior to the Separation Date, you disclosed to Pernix to the best of your knowledge, in accordance with applicable policies and procedures, any and all information relevant to any investigation of Pernix business practices conducted by an government agency, and/or relevant to any existing litigation involving Pernix, whether administrative, civil or criminal in nature, and you are unaware of any allegations of fraud or criminal acts or relating to current or former employees of the Company that have not been disclosed to the Company.

8. You further represent and warrant that in your capacity as an employee of Pernix, you are not aware of any reason to believe that Pernix or any of its affiliated companies and their respective officers, directors, agents or employees have taken or failed to take any action in any way directly or indirectly connected with Pernix's sales, marketing and billing operations, or otherwise that would cause Pernix to be in violation of any Medicare, Medicaid or any other reimbursement program, or third-party-payer or other contract based upon or related to the products and/or services provided. You further represent and warrant that in your capacity as an employee of Pernix, you are not aware of any reason to believe that Pernix or any of its affiliated companies and their respective officers, directors, agents or employees had taken or failed to take any action in any way directly or indirectly connected with its sales, marketing and billing operations that would cause it to be in violation of any applicable federal, state, local or other law.

9. You acknowledge that, during your employment with Pernix, you acquired certain confidential, proprietary and trade secret information regarding the Releasees including, without limitation, non-public patient lists and information relating to the sources of patients, financial, personnel, and patient information, and other non-public confidential information concerning the business and affairs of suppliers, creditors, lenders, shareholders and patients of Pernix and its affiliates, as well as confidential information protected by HIPAA ("Confidential Information"). You acknowledge that you have not retained any written or other tangible material concerning any Confidential Information, whether located on your own personal computer or elsewhere. You agree to keep strictly confidential and not disclose any Confidential Information. You understand and acknowledge that your obligations under this Agreement with regard to any particular Confidential Information commenced upon the Separation Date and shall continue hereafter until such time as such Confidential Information has become public knowledge other than as a result of your breach of this Agreement or breach by those acting with you or on your behalf.

10. Pursuant to 18 USC 1833(b), you agree and understand that an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC 1833(b).

11. You returned all Pernix property including, without limitation, all access passes, cell phones, personal digital assistants (PDAs), keys, laptops computers, credit cards, hardware, software, files, papers, memoranda, letters, handbooks, manuals, computer generated reports, patient lists and other tools or products of your employment (including copies) whether prepared by you or others.

12. You agree that you will not publicly or privately disparage Releasees or any of Pernix's officers, employees or affiliates, or the products, services, business, operations, personnel policies or procedures of any of them by any means, including, but not limited to, via the Internet or other media. Pernix agrees that it will not, and will instruct its directors and executive officers not to, disparage you or your performance by any means, including, but not limited to, via the Internet or other media.

13. You will have up to twenty-one (21) calendar days from the date you receive this Agreement to consider its terms and return it to Human Resources at Pernix. You acknowledge that if you fail to provide Pernix with the executed Agreement by the close of business on the twenty-first (21st) calendar day, this Agreement will be null and void. During this twenty-one (21) calendar day period and before signing below, you are advised to consult with an attorney regarding the terms of this Agreement, at your own expense. The terms of the offer set forth herein will expire at the conclusion of the twenty-first (21st) calendar day period, if not accepted during that period of time. You may sign the Agreement prior to the conclusion of the twenty-first (21st) calendar day period. If you elect to do so, you acknowledge that you have done so voluntarily. Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily, with a full understanding of its terms. You also acknowledge that you shall have seven (7) days from the date on which you sign this Agreement ("Revocation Period") to revoke your release of ADEA claims by delivering notice of revocation to the Company. In the event of such revocation by you, Pernix shall have the option in its sole discretion of treating this Agreement as null and void in its entirety. This Agreement shall become effective on the eighth (8th) day after you execute it ("Effective Date"), provided you do not revoke it pursuant to this Section 13.

14. (a) This Agreement constitutes and contains our complete understanding with respect to the subject matter addressed in this Agreement and supersedes and replaces all prior negotiations, agreements and representations, if any, whether written or oral, concerning the subject matter of this Agreement, except for the Confidentiality and Non-Competition Agreement executed by the parties on August 14, 2015 ("Restricted Covenants Agreement"), which shall remain in full force and effect. The parties have executed this Agreement with full knowledge of any and all rights they may have, and they hereby assume the risk of any mistake of fact in connection with the true facts involved, or with regard to any facts that are now unknown to them.

(b) If any provision of the Agreement is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Agreement. Upon any finding by a court of competent jurisdiction that a release or waiver of claims or rights or a covenant provided for herein is illegal, void, or unenforceable, you agree, upon Pernix's request, promptly to execute a release, waiver, and/or covenant satisfactory to the Releasees that is legal and enforceable to the fullest extent legally permitted.

15. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey, without regard to conflict of laws principles. If any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Agreement.

16. No waiver by either of the parties of any breach by the other party of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

17. If you breach or fail to comply with any of the terms of this Agreement or any post-termination obligations in your Restricted Covenants Agreement, you agree that you forfeit your right to any Severance Payments provided for herein from the date of such breach and, to the extent that any Severance Payments have been provided to you, you must return such payments. The remedies described in this paragraph shall be in addition to the other relief to which Pernix may be entitled, including without limitation, damages and injunctive relief. If an action or proceeding is brought by either party to enforce any term of this Agreement or the Restricted Covenants Agreement, the parties agree that the prevailing party in such an action/proceeding is entitled to recover costs and reasonable attorneys' fees incurred in prosecuting or defending such action/proceeding from the non-prevailing party.

18. By signing this Agreement, you acknowledge that: (1) you have read this Agreement completely; (2) you have had an opportunity to consider the terms of this Agreement for at least twenty-one (21) calendar days and understand you have seven (7) calendar days to revoke your agreement after you sign it; (3) you have been advised to consult with an attorney of your choice to explain the Agreement and its consequences; (4) you know that you are giving up important legal rights by signing this Agreement, including releasing both known and unknown claims; (5) you have not relied on any representation or statement that is not set forth in this Agreement; (6) you understand and intend everything that you have agreed to in this Agreement, and you agree to all of its terms; and (7) you have signed this Agreement voluntarily and entirely of your own free will.

UNDERSTOOD, AGREED AND ACCEPTED:

Pernix Therapeutics Holdings, Inc.:
Terry Novak	Graham Miao
Terry Novak	Executed by (print name):

/s/ Terry Novak	/s/ Graham Miao
Signature	Signature

12/21/2016	12/20/2016
Date	Date